Exhibit 1

CHARGE OVER SHARES

IN

CHINA DISTANCE EDUCATION HOLDINGS LIMITED

November 21, 2016

This Charge is made on November 21, 2016

By and among:

(1)	Champion Shine Trading Limited ( ), a company incorporated under the laws of the British Virgin Islands (the “Chargor”); and

(2)	Capitallink Spring Limited, a company incorporated under the laws of the British Virgin Islands (the “Secured Party”).

Whereas:

(A)	The Creditor (as defined below) and the Obligor (as defined below) are parties to the Investment Cooperation Agreement (as defined below), under which the Obligor undertakes certain payment obligations to the Creditor.

(B)	The Obligor is the sole shareholder of the Chargor, and the Chargor owns certain number of shares of the Company (as defined below).

(C)	The Secured Party is an Affiliate (as defined below) of the Creditor, and the Creditor agrees to designate the Secured Party as their offshore representative to act as the secured party under this Charge.

(D)	To secure the fulfilment by the Obligor of his obligations to the Creditor under the Investment Cooperation Agreement, the Chargor agrees to provide share pledge over the Charged Shares (as defined below) to the Secured Party.

It is agreed as follows:

1	Definitions and Interpretation

1.1	In this Charge the following words and expressions shall have the following meanings:

“ADSs”	means American Depositary Shares of the Company, each representing four Ordinary Shares of the Company;

“Affiliate”	means, as to any body corporate, any other body corporate, unincorporated entity or person directly or indirectly Controlling, directly or indirectly Controlled by or under direct or indirect common Control with, such person;

“Benchmark Market Value”	means the agreed market value of the Charged Shares, which equals to RMB 213,333,333;

“Business Day”	means any day which is not a Saturday or Sunday or a public holiday in the place at which the notice is left or sent;

“Charged Shares”	means initially the Initial Shares and any Supplemental Shares (if any);

“Company”	means CHINA DISTANCE EDUCATION HOLDINGS LIMITED, a company incorporated under the laws of the Cayman Islands and listed on New York Stock Exchange, Inc. under the symbol “DL”;

“Control”	means as to a corporation, the right to exercise, directly or indirectly, more than fifty per cent (50%) of the voting rights attributable to the shares of the controlled corporation and, as to any entity other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or finance or operational policies of such entity; and the expressions “Controlling”, “Controlled by” and “under common Control with” shall be construed accordingly;

“Creditor”	means Jiaxing Capitallink Zhengbao Investment LLP ( ( )), a limited partnership organized under the laws of the PRC;

“Event of Default”

means each of the following event hereunder:

(i) The Obligor breaches any representation, warranty, covenant or obligation set forth in the Secured Document in any material respect such that there is a material adverse impact on the Obligor’s ability to perform its obligations under the Secured Document, and if such breach is curable, such breach has not been cured within twenty (20) days after the Creditor delivers a written notice to the Obligor requesting such cure;

(ii) The Company is legally dissolved or its existence is otherwise legally terminated;

(iii) The Company commences or has commenced against it any proceeding to dissolve or otherwise terminate its existence under any dissolution, liquidation or similar statue now or hereafter in effect or the board of directors or shareholders of the Company take any corporate action in furtherance of any of the foregoing;

(iv) The Company files any petition or action for relief under any bankruptcy, reorganization, insolvency, arrangement, readjustment of debt, moratorium or any other similar law for the relief of, or relating to, debtors, nor or hereafter in effect, or makes any assignment for the benefit of creditors or the board of directors or shareholders of the Company take any corporate action in furtherance of any of the foregoing;

(v) An involuntary petition is filed against the Company (unless such petition is dismissed or discharged within twenty (20) days) under any bankruptcy, reorganization, insolvency, arrangement, readjustment of debt, moratorium, or similar law for the relief of, or relating to, debtors, nor or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of the Company;

“Initial Shares”

means the securities listed in Schedule 1 (as appropriately adjusted for share splits, share dividends, recapitalizations and the like) which are all registered in the name of the Chargor, and which represent 7.05% of the entire issued share capital of the Company as at the date of this Charge, and any interest and all rights, benefits and advantages now or at any time in the future deriving from or incidental to such Initial Shares including:

(a)    all dividends, interest and other income made on or in respect of the Initial Shares after the Event of Default; and

(b)    all shares, securities, rights, monies or other property accruing, offered or issued at any time by way of redemption, conversion, exchange, substitution, preference, option or otherwise in respect of any Initial Shares (including but not limited to proceeds of sale);

“Investment Cooperation Agreement”	means the Investment Cooperation agreement ( ) dated the date hereof, among the Obligor, the Creditor and the other parties thereto;

“Liability”	means any direct liability, damage, loss, cost, claim or expense of any kind or nature;

“Market Value”	means product of multiplying the closing price of the ADSs on a certain Trading Day by the total number of the ADSs representing the Charged Shares (as converted to ADSs);

“Obligor”	means Mr. Zhengdong Zhu ( ), a PRC citizen with PRC passport number of G09830899;

“Ordinary Share”	means ordinary share of the Company with par value of US$0.0001 each (as appropriately adjusted for share splits, share dividends, recapitalizations and the like);

“PRC”	means the People’s Republic of China, but solely for the purpose of this Charge, excluding Hong Kong, the Macau Special Administrative Region and the islands of Taiwan;

“Receiver”	has the meaning given to it in Clause 8;

“Secured Document”	means the Investment Cooperation Agreement;

“Secured Obligations”	means all and any amounts of any kind now or in the future, actual or contingent, due or payable (or expressed to be due or payable) by the Obligor or the Chargor to the Creditor or to the Secured Party in any currency, actually or contingently, solely and/or jointly and/or severally with another or others as principal or surety on any account whatsoever under or in connection with the Secured Document or as a consequence of any breach, non-performance, disclaimer or repudiation by the Obligor or the Chargor of any of their obligations under the Secured Document and references to the Secured Obligations include references to any part of them;

“Security Interest”	means any mortgage, charge, pledge, lien, encumbrance, right of set off or any security interest, howsoever created or arising;

“Supplemental Shares”	means additional Ordinary Shares of the Company registered in the name of the Chargor and pledged to the Secured Party pursuant to Clause 2.3;

“Trading Day”	means the date when the ADSs are traded on New York Stock Exchange, Inc.

1.2	In this Charge:

(a)	any reference to a Recital, Clause or Schedule is to the relevant Recital, Clause or Schedule of or to this Charge;

(b)	the clause headings are included for convenience only and shall not affect the interpretation of this Charge;

(c)	use of the singular includes the plural and vice versa;

(d)	use of any gender includes the other gender;

(e)	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(f)	references to this Charge or any other document (including the Secured Document) or agreement are to be construed as references to this Charge or such other document as varied in any manner from time to time, even if changes are made to the composition of the parties to this Charge or such other document;

(g)	indebtedness due, owing or incurred under the Secured Document shall include all moneys, obligations and liabilities due, owing or incurred in respect of any variations or increases in the amount or composition of the facilities provided for therein or the obligations and liabilities imposed thereunder however fundamental; and

(h)	exchange rate for converting US dollar to Renmenbi or Renminbi to US dollar shall refer to the the median between selling rate and buying rate for such conversion as published by the People’s Bank of China at 11:00 a.m. on the date of making such conversion.

1.3	The Recitals and Schedules form part of this Charge and shall have effect as if set out in full in the body of this Charge and any reference to this Charge includes the Recitals and Schedules.

2	Security

2.1	The Chargor hereby mortgages to the Secured Party by way of a first equitable mortgage as a continuing security for the payment and discharge of the Secured Obligations, the Charged Shares.

2.2	The Chargor hereby charges to the Secured Party by way of first fixed charge as a continuing security for the payment and discharge of the Secured Obligations, all its right, title, interest and benefit present and future in, to and under the Charged Shares.

2.3	The Chargor undertakes to the Secured Party that the Market Value of the Charged Shares shall in principle remain at least 60% of the Benchmark Market Value. If the subsequent Market Value of the Charged Shares drops below 60% of the Benchmark Market Value for ten (10) consecutive Trading Days, the Chargor shall within three (3) Business Days after receipt of written request of the Secured Party, charge Supplemental Shares to the Secured Party pursuant to the requirements and procedures set forth in this Charge (the “Charge Adjustment”). The number of the Supplemental Shares to be charged to the Secured Party shall be calculated as follows:

Number of Supplemental Shares = (Benchmark Market Value / New Low Stock Price) * 4 - the total number of Charged Shares immediately before the Charge Adjustment.

The above “New Low Stock Price” means the closing price of the ADSs on the Trading Day immediately prior to the day the Charge Adjustment is made. For the avoidance of doubt, if within the above prescribed timeline before the Charge Adjustment is made, the Market Value of the Charged Shares increases to or above the Benchmark Market Value, the Chargor shall not be obligated to make the Charge Adjustment pursuant to the written request of the Secured Party.

If the Chargor fails to make the Charge Adjustment and provide Supplemental Shares to the Secured Party pursuant to the provisions of this Clause 2.3, the Secured Party shall be entitled to seek all remedies, whether in law or equity, existing by statute, common law, or otherwise, including without limitation, specific performance and liquidated damages.

2.4	Any receipt, release or discharge of any security interest created by this Charge or of any Liability arising under this Charge may be given by the Secured Party in accordance with the provisions of this Charge and shall not release or discharge the Chargor from any Liability owed to the Secured Party for the same or any other monies which may exist independently of this Charge. Where such receipt, release or discharge relates to only part of the Secured Obligations, such receipt, release or discharge shall not prejudice or affect any other part of the Secured Obligations nor any of the rights and remedies of the Secured Party and the Creditor under this Charge or under the Secured Document nor any of the obligations of the Chargor and the Obligor under this Charge or the Secured Document.

2.5	Upon the unconditional and irrevocable payment or discharge of all Secured Obligations, the Secured Party shall with prior written confirmation of the Creditor and the Obligor, and upon request by the Chargor (at the Chargor’s cost), release the Charged Shares from the security interests and discharge the obligations of the Chargor created by this Charge. Such release shall not prejudice the rights of the Secured Party under Clause 12.

2.6	Any release, discharge or settlement between the Chargor and the Secured Party shall be conditional upon no security, disposition or payment to the Creditor or the Secured Party being void, set aside or ordered to be refunded pursuant to any enactment or law relating to liquidation or insolvency or for any other reason whatsoever and if such condition is not fulfilled the Secured Party shall be entitled to enforce this Charge as if such release, discharge or settlement had not occurred and any such payment not been made.

3	Covenants by the Chargor

The Chargor covenants that, for so long as any Secured Obligations remain outstanding:

3.1	it shall deliver to the Secured Party (on the date hereof) in form and substance reasonably acceptable to the Secured Party:

(a)	the original share certificate(s) in respect of the Charged Shares;

(b)	a blank, signed and undated instrument of transfer in respect of the Charged Shares in the form set out in Schedule 2;

(c)	a notice of equitable mortgage and/or charge addressed by the Chargor to the Company in the form set out in Schedule 3;

(d)	a shareholder proxy in favour of the Secured Party in the form set out in Schedule 4;

(e)	immediately after the execution of the Charge, the Chargor shall procure that the endorsement of a note of this Charge is made on the Register of Members of the Company; and

(f)	a spousal consent letter signed by the spouse of Mr. Zhengdong Zhu ( ) in respect of the disposal of the Charged Shared in the form set out in Schedule 5; and

(g)	an undated instruction letter to Company’s share registrar in the form set out in Schedule 6.

3.2	it shall:

(a)	immediately after the execution of this Charge, instruct the Chargor’s registered agent in the British Virgin Islands to create and maintain (to the extent it has not already done so) a register of charges (“Register of Charges”) and to enter particulars of the security created pursuant to this Charge in such Register of Charges, and the Chargor shall instruct its registered agent to effect registration of particulars of this Charge at the Registrar of Corporate Affairs in the British Virgin Islands (the “Registry”) pursuant to Section 163 of the Business Companies Act, 2004 (as amended, the “Act”);

(b)	promptly and in any event within five (5) Business Days from and including the date of execution of this Charge, the Chargor shall deliver or procure to be delivered to the Secured Party a certified copy of the updated Register of Charges recording the particulars of the security created pursuant to this Charge and a confirmation in writing from the registered agent of the Chargor that the relevant application form to register the security created pursuant to this Charge with the Registry has been filed with the Registry pursuant to Section 163 of the Act; and

(c)	promptly and in any event within twenty (20) Business Days from and including the date of execution of this Charge, deliver or procure to be delivered to the Secured Party the certificate of registration of charge issued by the Registry and a Registry stamped copy of the description of the security created pursuant to this Charge.

3.3	it shall promptly pay (and shall indemnify the Secured Party on demand against) all calls, instalments and other payments which may be made or become due in respect of the Charged Shares and, in the Event of Default by the Chargor, the Secured Party may do so on behalf of the Chargor;

3.4	it shall not, until the release of the Charged Shares from the security interest created hereunder, except with the prior written consent of the Secured Party:

(a)	create, or agree or attempt to create, or permit to subsist over all or part of the Charged Shares (or any interest therein) any Security Interest (except as may be created under this Charge or a lien arising by operation of law in the ordinary course of the Chargor’s business) or any trust over any the Charged Shares whether ranking prior to, pari passu with or behind the security contained in this Charge;

(b)	directly or indirectly, sell, assign, lease, license or sub-license, grant any interest in the Charged Shares or any interest therein or attempt or agree to surrender or so dispose (other than in accordance with this Charge);

(c)	permit any person other than the Chargor or the Secured Party or the Secured Party’s nominee or nominees to be registered as, or become the holder of, the Charged Shares;

(d)	vote in favour of a resolution to amend, modify or change the memorandum and articles of association of the Company such that the Charged Shares are consolidated, sub-divided or converted or any rights attached to them being varied; or

(e)	exercise any voting or other rights in a way which may prejudice the value of the Charged Shares or otherwise jeopardise the security constituted by this Charge over them;

3.5	at any time after the occurrence of an Event of Default, it shall exercise all voting and other rights and powers which may at any time be exercisable by the holders of the Charged Shares as the Secured Party may in its absolute discretion direct;

3.6	it shall not take or accept any Security Interest from the Company or, in relation to the Secured Obligations, from any third party, without first obtaining the Secured Party’s written consent;

3.7	unless directed in writing to do so by the Secured Party, it shall not prove in a liquidation or winding up of the Company until all the Secured Obligations are paid in full and if directed to do so by the Secured Party (or if the Chargor otherwise receives any payment or other benefit in breach of this Clause 3.7) the Chargor shall hold all monies received by it on trust for the Secured Party to satisfy the Secured Obligations;

3.8	Upon the Secured Party and the Creditor being satisfied that the Secured Obligations have been unconditionally and irrevocably paid, performed and discharged in full, and following a written request therefor from the Chargor, the Secured Party shall release the security constituted by this Charge, redeliver to the Chargor all certificates in respect of the Charged Shares and share transfer, and notice as deliveries pursuant to Clause 3.1, take all steps that may be necessary to retransfer to the Chargor the Charged Shares and generally take such other actions as may reasonably be required to release the Chargor from and to discharge this Charge; and

3.9	The Chargor shall, at any time after the occurrence of an Event of Default, take all actions and sign all documents necessary in order to transfer the legal title of the Charged Shares to the designated Receiver(s) (as defined under Clause 8 hereof), including without limitation to instruct the Company’s share registrar to update the Company’s register of members to reflect each Receiver’s legal ownership of such Charged Shares and to obtain all corporate authorization from the Company to effect such transfer. Furthermore, the Chargor and the Obligor shall, after the Receiver takes possession of the Charged Shares pursuant to Clause 8 and subject to applicable laws, procure the Company and the Company’s depositary of its American depositary shares to take all actions and sign all documents necessary to effect conversion the Charged Shares into freely tradable ADSs in a timely fashion.

4	Representations and Warranties

The Chargor represents and warrants to the Secured Party and undertake that:

4.1	The Chargor is a company limited by shares incorporated with limited liability under the BVI Business Companies Act, 2004 (as amended), is in good standing at the Registry of Corporate Affairs, is validly existing under the laws of the British Virgin Islands.

4.2	the Chargor is the absolute sole legal and beneficial owner of all of the Charged Shares free of all Security Interests, encumbrances, trusts, equities and claims whatsoever (save those under this Charge) and that all of the Charged Shares are fully paid up;

4.3	the Initial Shares represent 6.75% of the entire issued shares capital of the Company as of the date of this Charge;

4.4	the Charged Shares are freely transferable and no consents or approvals are required in order to register a transfer of the Charged Shares;

4.5	the Register of Members of the Company is located and maintained at the registered office of the Company in the Cayman Islands;

4.6	this Charge constitutes its legal, valid, binding and enforceable obligation and is a first priority security interest over the Charged Shares effective in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of the Secured Party’s rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies;

4.7	the execution, delivery, observance and performance by the Chargor of this Charge will not require the Chargor to obtain any licences, consents or approvals and will not result in any violation of any law, statute, ordinance, rule or regulation applicable to it;

4.8	it has obtained all the necessary authorisations and consents to enable it to enter into this Charge and the necessary authorisations and consents will remain in full force and effect in all material respects at all times during the subsistence of the security constituted by this Charge;

4.9	no litigation against the Chargor is current, or, to the knowledge of the Chargor, pending or threatened;

4.10	the execution, delivery, observance and performance by the Chargor of this Charge will not constitute an event of default or trigger any enforcement under any Security Interest in the Chargor’s assets nor will it result in the creation of any Security Interest over or in respect of the present or future assets of the Company;

5	Power of Attorney

5.1	The Chargor, by way of security for the payment of the Secured Obligations and the performance of their obligations under this Charge and the Secured Document, hereby irrevocably appoints the Secured Party (whether or not a Receiver or administrator has been appointed) and any Receiver separately to be its attorney (with full power to appoint substitutes and to delegate) with power in its name and on its behalf, and as its act and deed or otherwise at any time and from time to time, to:

(a)	sign, seal, execute, deliver and complete all transfers, renunciations, proxies, mandates, assignments, deeds and documents and do all acts and things which the Secured Party may consider to be necessary or advisable to perfect or improve its security over the Charged Shares; or

(b)	give proper effect to the intent and purposes of this Charge;

(c)	give any instruction under the rules and practices of any relevant system;

(d)	enable or assist in any way in the exercise of any right or the enforcement thereof including any power of sale of the Charged Shares (whether arising under this Charge or implied by statute or otherwise); and

(e)	perform any other act of any description,

which may be required of the Chargor under this Charge or may be deemed by such attorney necessary or desirable for any purpose of this Charge or to constitute, enhance or perfect the security intended to be constituted by it or to convey or transfer legal ownership of the Charged Shares, provided that unless and until the occurrence of an Event of Default (and for so long as the same continues) the Secured Party may not do anything pursuant to this appointment.

5.2	The Chargor ratifies and confirms whatever any attorney does or purports to do pursuant to its appointment under this Clause 5.

5.3	All sums expended by the Secured Party or any Receiver under this Clause shall be recoverable from the Chargor in accordance with the terms of this Charge.

6	Event of Default

6.1	Unless and until the occurrence of an Event of Default:

(a)	the Chargor shall be entitled to exercise all voting rights attaching to the Charged Shares or any thereof for all purposes not inconsistent with the purposes of this Charge, any of the Secured Obligations, and of the Secured Document; and

(b)	the Chargor shall be entitled to receive and retain any and all dividends paid in respect of the Charged Shares or any thereof.

6.2	The Chargor shall forthwith following the occurrence of an Event of Default sign, seal, deliver and complete all transfers, renunciations, proxies, mandates, assignments, deeds and documents and do all acts and things which the Secured Party may, in its reasonable discretion, at any time and from time to time specify for enabling or assisting the Secured Party:

(a)	to perfect or improve its title to and security over the Charged Shares;

(b)	to vest the Charged Shares in the Secured Party or its nominee or nominees;

(c)	to procure that the Secured Party or its nominee or nominees is registered in the Register of Members of the Company in respect of the Charged Shares;

(d)	to exercise (or enable its nominee or nominees to exercise) any rights or powers attaching to the Charged Shares;

(e)	to sell or dispose of the Charged Shares; and/or

(f)	otherwise to enforce any of the rights of the Secured Party under or in connection with this Charge.

7	Secured Party’s Rights as to Shares

At any time after the occurrence of an Event of Default, the Secured Party shall, without prejudice to any other right or remedy available hereunder or under applicable law, forthwith become entitled:

7.1	solely and exclusively to exercise all voting rights attaching to the Charged Shares or any thereof and shall exercise such rights in such manner as the Secured Party may in its absolute discretion determine; and/or

7.2	solely and exclusively to exercise all other rights and/or powers and/or discretions of the Chargor in, to and under the Charged Shares pursuant to the memorandum and articles of association of the Company; and/or

7.3	to receive and retain all dividends and other distributions made on or in respect of the Charged Shares or any thereof and any such dividends and other distributions received by the Chargor after such time shall be held in trust by the Chargor for the Secured Party and be paid or transferred to the Secured Party on demand to be applied towards the discharge of the Secured Obligations; and/or

7.4	without notice to, or further consent or concurrence by, the Chargor to sell the Charged Shares or any part thereof by such method, at such place and upon such terms as the Secured Party may in its absolute discretion determine, with power to postpone any such sale and in any such case the Secured Party may exercise any and all rights attaching to the Charged Shares as the Secured Party in its absolute discretion may determine and without being answerable for any loss occasioned by such sale or resulting from postponement thereof or the exercise of such rights; and/or

7.5	to date and deliver the documents delivered to it pursuant to this Charge hereof as it considers appropriate and to take all steps to register the Charged Shares in the name of the Secured Party or its nominee or nominees and to assume control as registered owner of the Charged Shares.

8	Receiver

8.1	Without prejudice to the provisions of Clause 6 and Clause 7 above, at any time after the occurrence of an Event of Default, the Secured Party may by writing without notice to the Chargor appoint one or more person or persons as the Secured Party thinks fit to be a receiver (the “Receiver”) in relation to the Charged Shares. Where the Secured Party appoints two or more persons as Receiver, the Receivers may act jointly or independently.

8.2	The Secured Party may remove any Receiver it appoints, and appoint another person or other persons as Receiver or Receivers, either in the place of a Receiver it has removed, or who has otherwise ceased to act, or to act jointly with a Receiver or Receivers.

8.3	If at any time any two or more persons hold office as Receivers of the same assets or income, such Receivers may act jointly and/or severally so that each one of such Receivers shall be entitled (unless the contrary is stated in any instrument(s) appointing them) to exercise all the powers and discretions hereby conferred on Receivers individually and to the exclusion of the other or others of them.

8.4	Every such appointment or removal, and every delegation, appointment or removal by the Secured Party in the exercise of any right to delegate its powers or to remove delegates, may be made in writing under the hand of any officer of the Secured Party.

8.5	Every Receiver shall have all the powers of the Secured Party in this Charge and, without prejudice to the foregoing, shall at any time after the occurrence of an Event of Default have the following powers:

(a)	power to take possession of, collect and get in any of the Charged Shares and, for that purpose, to take such proceedings as may seem to him to be expedient;

(b)	without notice to, or further consent or concurrence by, any Chargor to sell or otherwise dispose of any of the Charged Shares by such method, at such place and upon such terms as a Receiver may in its absolute discretion determine, with power to postpone any such sale and in any such case a Receiver may exercise any and all rights attaching to the Charged Shares as the Receiver in its absolute discretion may determine and without being answerable for any loss occasioned by such sale or resulting from postponement thereof or the exercise of such rights;

(c)	power to raise or borrow money and grant security over any of the Charged Shares;

(d)	power to appoint attorneys or accountants or other professionally qualified persons to assist him in the performance of his functions;

(e)	power to bring or defend any action or other legal proceedings in the name of and on behalf of the Chargor in respect of the Charged Shares.

(f)	power to do all acts and execute in the name and on behalf of the Chargor any document or deed in respect of the Charged Shares;

(g)	power to make any payment which is necessary or incidental to the performance of his functions, subject to compliance with applicable law;

(h)	power to make any arrangement or compromise on behalf of the Chargor in respect of the Charged Shares;

(i)	power to rank and claim in the insolvency or liquidation of the Company and to receive dividends and to accede to trust deeds for the creditors of the Company;

(j)	power to present or defend a petition for the winding up of the Company; and

(k)	power to do all other things incidental to the exercise of the foregoing powers.

8.6	The Receiver shall be the agent of the Chargor and the Chargor shall be jointly responsible for its acts, omissions, negligence and defaults and jointly liable on any contracts made, entered into or adopted by the Receiver. The Secured Party shall not be liable for the Receiver’s acts, omissions, negligence or default, nor be liable on contracts entered into or adopted by the Receiver.

8.7	In making any sale or other disposal of any of the Charged Shares in the exercise of their respective powers, the Receiver or the Secured Party may accept by way of consideration for such sale or other disposal, cash, shares, loan capital or other obligations including, without limitation, consideration fluctuating according to or dependent upon a profit or turnover and consideration the amount of which is to be determined by a third party. Any such consideration may be receivable in a lump sum or by instalments.

8.8	Every Receiver shall be entitled to remuneration for his services at a reasonable rate to be fixed by agreement between him and the Secured Party (or, failing such agreement, to be conclusively fixed by the Secured Party) commensurate with the work and responsibilities involved upon the basis of charging from time to time adopted in accordance with the current practice of such Receiver or his firm.

8.9	To the fullest extent permissible under law, the Secured Party may exercise any right or power that the Receiver may exercise in relation to the enforcement of this Charge.

9	Other powers exercisable by the Secured Party

9.1	All powers of the Receiver conferred by this Charge may be exercised by the Secured Party after this Charge has become enforceable.

10	Application of Monies by the Secured Party or a Receiver

10.1	The Secured Party (and any Receiver) shall apply the monies received by it as a result of the enforcement of the security:

(a)	firstly, in payment or satisfaction of the expenses related to enforcement of this security (including without limitation the fees and expenses of the Receiver);

(b)	secondly, in meeting claims of the Secured Party and the Creditor in respect of the Secured Obligations;

(c)	thirdly, in payment of the balance (if any) to the Chargor or persons entitled to it.

10.2	The Secured Party shall not be liable for any loss or damage (other than those arising from fraud, wilful misconduct or gross negligence) occasioned by:

(a)	any sale or disposal of the Charged Shares or an interest in the Charged Shares; or

(b)	the exercise, or failure to exercise, any of its powers under this Charge; or

(c)	any neglect or default to pay any instalment or notify the Chargor of any such neglect or default; or

(d)	any other loss of whatever nature in connection with the Charged Shares.

10.3	The Secured Party may, at any time after demand and until the irrevocable and unconditional payment to the Secured Party of all Secured Obligations, place and keep to the credit of a suspense account any money received or realised by the Secured Party by virtue of this Charge. The Secured Party shall have no intermediate obligation to apply such money in or towards the discharge of any Secured Obligations.

11	Protection of the Secured Party and Receiver

11.1	Neither the Secured Party nor any Receiver shall be liable in respect of any Liability which arises out of the exercise or the attempted or purported exercise of, or the failure to exercise, any of their respective powers under or by virtue of this Charge, except if and insofar as such Liability results from its or his own fraud, gross negligence or wilful misconduct.

11.2	Without prejudice to the generality of Clause 11.1, neither the Secured Party nor any Receiver shall be liable to account as Secured Party in possession or otherwise for any sum not actually received by it or him respectively.

12	Continuing Security and Non-Merger

12.1	The security constituted by this Charge shall be continuing and shall not be considered as satisfied or discharged by any intermediate payment or settlement of the whole or any part of the Secured Obligations or any other matter or thing whatsoever and shall be binding until all the Secured Obligations have been unconditionally and irrevocably paid and discharged in full.

12.2	This Charge is in addition to and shall not merge with or otherwise prejudice or affect any banker’s lien, right to combine and consolidate accounts, right of set-off or any other contractual or other right or remedy or any guarantee, lien, pledge, bill, note, charge or other security now or hereafter held by or available to the Secured Party.

13	Currency

13.1	For the purpose of, or pending the discharge of, any of the Secured Obligations the Secured Party may, in its sole discretion, convert any moneys received, recovered or realised in any currency under this Charge (including the proceeds of any previous conversion under this Clause 13) from their existing currency of denomination into any other currency at such rate or rates of exchange and at such time as the Secured Party thinks fit.

13.2	No payment to the Secured Party (whether under any judgment or court order or otherwise) shall discharge the Secured Obligations in respect of which it was made unless and until the Secured Party shall have received payment in full in the currency in which such Secured Obligations were incurred and, to the extent that the amount of any such payment shall on actual conversion into such currency fall short of such Secured Obligations expressed in that currency, the Secured Party shall have a further separate cause of action against the Chargor and shall be entitled to enforce this Charge to recover the amount of the shortfall.

14	Costs

Unless otherwise provided in this Charge, the Chargor shall on demand and on a full indemnity basis pay to the Secured Party the amount of all costs and expenses, stamp duty, and legal and other out of pocket expenses which the Secured Party incurs in connection with:

(a)	any actual or proposed amendment or waiver or consent under or in connection with this Charge;

(b)	any discharge or release of this Charge;

(c)	the preservation or exercise (or attempted preservation or exercise) of any rights under or in connection with and the enforcement (or attempted enforcement) of this Charge; or

(d)	dealing with or obtaining advice about any matter or question arising out of or in connection with enforcing the Secured Party’s exercise of its rights under this Charge.

15	Variation and Amendment

This Charge shall remain in full force and effect notwithstanding any amendments or variations from time to time of the Secured Document and no variation of this Charge shall be valid unless it is in writing and signed by or on behalf of each of the parties.

16	Assignment

16.1	The Chargor shall not be entitled to assign or transfer any of its rights, benefits or obligations hereunder without the prior written consent of the Secured Party.

16.2	The Secured Party may assign or otherwise transfer the whole or any part of the benefit of this Charge to its Affiliates to whom all or any part of its rights, benefits and obligations under this Charge are assigned or transferred and the expression “the Secured Party” wherever used herein shall be deemed to include the assignees and other successors, whether immediate or derivative, of the Secured Party, who shall be entitled to enforce and proceed upon this Charge in the same manner as if named herein. The Secured Party shall be entitled to disclose any information concerning the Chargor to any such assignee or other successor or any participant or proposed assignee, successor or participant.

17	Forbearance, Severability and Consents

17.1	All rights, powers and privileges under this Charge shall continue in full force and effect, regardless of the Secured Party exercising, delaying in exercising or omitting to exercise any of them.

17.2	No provision of this Charge shall be avoided or invalidated by reason only of one or more other provisions being invalid or unenforceable.

17.3	Any provision of this Charge which is or becomes illegal, invalid or unenforceable shall be ineffective only to the extent of such illegality, invalidity and unenforceability, without invalidating the remaining provisions of this Charge.

17.4	Save as otherwise expressly specified in this Charge, any consent of the Secured Party may be given absolutely or on any terms and subject to any conditions as the Secured Party may determine in its entire discretion.

18	Entire Agreement

This Charge and the Secured Document constitute the entire agreement and understanding of the parties and supersedes any previous agreement between the parties relating to the subject matter of this Charge.

19	Further Assurance

Upon the occurrence of an Event of Default, the Chargor shall promptly execute all documents and do all things that the Secured Party may reasonably request for the purpose of:

(a)	securing and perfecting its security over or title to all or any of the Charged Shares; and/or

(b)	enabling the Secured Party to vest all or part of the Charged Shares in its name or in the names of its nominee(s), agent or any purchaser,

including the execution and delivery of all assignments, transfers, mortgages, charges, notices, instructions and such other documents as the Secured Party may in its reasonable discretion think fit.

20	Notices

20.1	All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed, mailed or delivered to each party at the respective addresses of the parties as set forth in the signature page of this Charge, or at such other address or facsimile number as the parties may furnish in writing. All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one (1) Business Day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one (1) Business Day after being deposited with an overnight courier service of recognized standing or (v) four (4) Business Days after being deposited by registered air mail with postage prepaid.

21	Miscellaneous

21.1	All sums payable by the Chargor under this Charge shall be paid without any set off, counterclaim, withholding or deduction whatsoever unless required by law in which event the Chargor will simultaneously with making the relevant payment under this Charge pay to the Secured Party such additional amount as will result in the receipt by the Secured Party of the full amount which would otherwise have been receivable and will supply the Secured Party promptly with evidence satisfactory to the Secured Party that the Chargor has accounted to the relevant authority for the sum withheld or deducted.

21.2	No delay or omission on the part of the Secured Party in exercising any right or remedy under this Charge shall impair that right or remedy or operate as or be taken to be a waiver of it nor shall any single, partial or defective exercise of any such right or remedy preclude any other or further exercise under this Charge of that or any other right or remedy.

21.3	The Secured Party’s rights, powers and remedies under this Charge are cumulative and are not, nor are they to be construed as, exclusive of any rights, powers or remedies provided by law or otherwise and may be exercised from time to time and as often as the Secured Party deems expedient.

21.4	Any waiver by the Secured Party of any terms of this Charge or any consent or approval given by the Secured Party under it shall be effective only if given in writing and then only for the purpose and upon the terms and conditions (if any) on which it is given.

21.5	If at any time any one or more of the provisions of this Charge is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction neither the legality, validity or enforceability of the remaining provisions of this Charge nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall be in any way affected or impaired as a result.

21.6	Any statement, certificate or determination of the Secured Party as to the Secured Obligations or (without limitation) any other matter provided for in this Charge shall, in the absence of manifest error, be conclusive and binding on the Chargor.

22	Law and Jurisdiction

22.1	This Charge is governed by, and shall be construed in accordance with, the laws of the British Virgin Islands.

22.2	Any dispute, controversy or claim, or difference of any kind whatsoever arising out of, relating to or in connection with this Charge, including the existence, validity, interpretation, performance, breach or termination, the validity, scope and enforceability of this arbitration provisions and any dispute regarding no-contractual obligations arising out of or relating to it (the “Dispute”) shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Center (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules (the “HKIAC Rules”) in force at the time of the commencement of the arbitration. However, if such rules are in conflict with the provisions of this Clause 22.2, including the provisions concerning the appointment of arbitrators, the provisions of this Clause 22.2 shall prevail.

(a)	The Law of this arbitration clause shall be Hong Kong Law. The seat of arbitration shall be Hong Kong.

(b)	The number of arbitrators shall be three (3). The claimants in the Dispute shall nominate one (1) arbitrator, the respondents in the Dispute shall nominate one (1) arbitrator, and the two (2) arbitrators shall jointly select the third arbitrator who shall act as the presiding arbitrator of the arbitration tribunal. The language of the arbitration proceedings and written decisions or correspondence shall be English.

(c)	Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party.

(d)	The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(e)	Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(f)	During the course of the arbitral tribunal’s adjudication of the Dispute, this Charge shall continue to be performed except with respect to the part in Dispute and under adjudication.

23	Confidentiality.

23.1	Disclosure of Terms. The terms and conditions of this Charge (the “Financing Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any of the parties to any other person except in accordance with the provisions set forth below.

23.2	Permitted Disclosures. Notwithstanding the foregoing, (i) each party may disclose any of the Financing Terms to its current or bona fide prospective investors, employees, investment bankers, lenders, accountants and attorneys, in each case only where such persons are under appropriate nondisclosure obligations; and (ii) the Secured Party may disclose any of the Financing Terms to its directors, officers and employees so long as such persons are under appropriate nondisclosure obligations.

23.3	Legally Compelled Disclosure. In the event that any party is requested or becomes legally compelled (including without limitation, pursuant to securities laws and as required by any governmental authority or stock exchange, or to comply with the best practices of disclosure for a company listed on a stock exchange) to disclose or file the existence or content of any of the Financing Terms hereof in contravention of the provisions of this Clause 23.3, such party (the “Disclosing Party”) shall, to the extent legally permissible, promptly provide the other parties with written notice of that fact so that such other parties may seek a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information that is legally required.

23.4	Other Exceptions. Notwithstanding any other provision of this Clause 23.4, the confidentiality obligations of the parties shall not apply to: (i) information which a restricted party learns from a third party having the right to make the disclosure, provided the restricted party complies with any restrictions imposed by the third party; (ii) information which is in the restricted party’s possession prior to the time of disclosure by the protected party and not acquired by the restricted party under a confidentiality obligation; (iii) information which enters the public domain without breach of confidentiality by the restricted party; or (iv) disclosures to a party’s accountants, attorneys or other professional advisors so long as they agree to keep such disclosures confidential.

24	Counterparts

This Charge may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Charge.

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This Charge has been executed and delivered as a deed by the Chargor and signed by the other parties and it shall take effect on the date stated at the beginning of this document.

CHARGOR

Champion Shine Trading Limited ( )

By:	/s/ Zhengdong Zhu
Name: Zhengdong Zhu ( )
Title: Director

Address: 18th Floor, Xueyuan International Tower, 1 Zhichun Road, Haidian District, Beijing 100083

Attention: Mr. Zhengdong Zhu ( )

Tel: +86-10-82319999 ext. 1021

This Charge has been executed and delivered as a deed by the Chargor and signed by the other parties and it shall take effect on the date stated at the beginning of this document.

SECURED PARTY

Capitallink Spring Limited

By:	/s/ Wei Wang
Name: Wei Wang
Title: Authorized Signatory

Address: 39th Floor, T3, Wangjing SOHO, Chaoyang District, Beijing, China 100102

Attention: Ms. Hui Liu

Tel: +86 10-5323 7788

Schedule 1

Chargor	Amount or number of Initial Shares	Percentage of Shareholding in the Company as of the date of this Charge
Champion Shine Trading Limited ( )	9,396,800 Ordinary Shares	7.05%

Schedule 2

Instrument of Transfer

FOR VALUE RECEIVED, we, Champion Shine Trading Limited ( ) of P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands, hereby sell, assign and transfer unto Capitallink Spring Limited of 30 de Castro Street, Wickhams Cay 1, P.O. Box 4519, Road Town, Tortola, British Virgin Islands                     Ordinary Shares of China Distance Education Holdings Limited.

Dated this        day of ,                2016

Signed by the Transferor:	In the presence of:

For and on behalf of	Witness

Schedule 3

Notice of Charge

To:	CHINA DISTANCE EDUCATION HOLDINGS LIMITED

                                 , 2016

Dear Sirs

Charge over Shares

I hereby notify you that pursuant to a charge over shares between Champion Shine Trading Limited ( ) and Capitallink Spring Limited dated November 21, 2016 (the “Charge over Shares”), Champion Shine Trading Limited ( ) has granted a security interest over the 9,396,800 ordinary shares (as appropriately adjusted for share splits, share dividends, recapitalizations and the like) standing in its name in the register of CHINA DISTANCE EDUCATION HOLDINGS LIMITED and at any time after Capitallink Spring Limited notifies you that an Event of Default (as defined in the Charge over Shares) has occurred you may take such steps to register Capitallink Spring Limited or its nominee or nominees as the registered holder of the number of shares pursuant to the Charge over Shares.

Champion Shine Trading Limited ( )

By:
Name: Zhengdong Zhu
Title: Director

Schedule 4

Irrevocable Proxy

Reference is made to the charge over shares entered into by and between Champion Shine Trading Limited ( ) , Capitallink Spring Limited and other parties therein dated November 21, 2016 (the “Charge over Shares”), pursuant to which the undersigned, has charged 9,396,800 issued ordinary shares (as appropriately adjusted for share splits, share dividends, recapitalizations and the like) (the “Share”) in the share capital of CHINA DISTANCE EDUCATION HOLDINGS LIMITED (the “Company”), a company incorporated in the Cayman Islands, to Capitallink Spring Limited.

The undersigned, being the legal owner of the Shares, hereby makes, constitutes and appoints Capitallink Spring Limited (the “Attorney”) as the true and lawful attorney and proxy of the undersigned after the Event of Default (as defined in the Charge over Shares) occurs, with full power to appoint a nominee or nominees to act hereunder from time to time and to vote the Share at all general meetings of shareholders of the Company with the same force and effect as the undersigned might or could do and to requisition and convene a meeting or meetings of the shareholders of the Company for the purpose of appointing or confirming the appointment of new directors of the Company and/or such other matters as may in the opinion of the Attorney be necessary or desirable for the purpose of implementing the Charge over Shares referred to above and the undersigned hereby ratifies and confirms all that the said attorney or its nominee or nominees shall do or cause to be done by virtue hereof.

This power and proxy is given to secure a proprietary interest of the donee of the power or the performance of an obligation owed to the donee and is irrevocable and shall remain irrevocable as long as the Charge over Shares is in force. For the avoidance of doubt, this power and proxy will be effective and exercisable only after an Event of Default (as defined in the Charge over Shares) occurs.

In witness whereof, this instrument has been duly executed on                     ,             as a deed.

Executed and Delivered as a Deed by:

Champion Shine Trading Limited ( )

By:
Name: Zhengdong Zhu
Title: Director

Schedule 5

Spousal Consent

Schedule 6

Instruction Letter

                    , 201

Codan Trust Company (Cayman) Limited

c/o Conyers Dill & Pearman

2901, One Exchange Square

8 Connaught Place

Central, Hong Kong

Dear Sirs,

China Distance Education Holdings Limited (the “Company”)

Transfer of ordinary shares

On behalf of the Company, we hereby instruct you to do the following, after an Event of Default (as defined in the Charge over Shares entered into by and between Champion Shine Trading Limited and Capitallink Spring Limited dated November 21, 2016) occurs:

(1)	cancel the following share certificate(s) upon receipt of the same and the duly signed instrument(s) of transfer from the respective shareholder(s):

Certificate no.	Name of shareholder	No. of ordinary shares
Champion Shine Trading Limited ( )

(2)	update the register of members of the Company to reflect the following transfer(s) of fully-paid shares to:

Transferor	Transferee	No. of ordinary shares	Date of Record
Champion Shine Trading Limited ( )	Capitallink Spring Limited

(3)	issue new share certificate(s) of the Company to the recipient(s) as detailed below:

Name and address of the shareholder	Legends (with / without)	No. of ordinary Shares	Date of Record	Name and address of the recipient
Capitallink Spring Limited 30 de Castro Street, Wickhams Cay 1, P.O. Box 4519, Road Town, Tortola, British Virgin Islands

On behalf of the Company, we hereby confirmed that the Company dispensed with the execution of the instrument of transfer by the transferee.

Yours faithfully,

Wang Zhi
For and on behalf of
China Distance Education Holdings Limited